EXHIBIT 10.22
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[Heartsoft Logo]

                              Engagement Agreement

This Engagement Agreement shall fully declare the mutual understanding and employment terms between Heartsoft, Inc. and Juanita L. Seng.

1. Position and Commitment Date. Juanita L. Seng ("Seng") shall be employed as Vice President of Marketing and Sales of Heartsoft, Inc. (the "Company"), and such employment shall commence on or about October 1, 1999.

2. Salary. Seng will be paid a base salary of $100,000 per year, to be paid bi-weekly by the Company.

3. Signing Bonus. The Company shall pay Seng a signing bonus of $5,000 upon execution of the Engagement Agreement.

4. Initial Grant of Stock. The Company shall grant Seng 50,000 shares of common stock of the Company upon the execution of the Engagement Agreement.

5. Stock Bonus. On the first anniversary of her employment, Seng will receive a stock bonus equal to 1% of the Company's outstanding common stock as determined on the date of execution of this Engagement Agreement. Currently, 1% is equal to 100,000 shares. During the second and third year of this Engagement Agreement, Seng will receive a quarterly stock bonus equal to .25% of the Company's outstanding common stock as determined on the date of execution of this Engagement Agreement. Currently .25% is equal to 25,000 shares. If Seng completes three years of employment with the Company she will have received stock bonuses equal to an aggregate of 300,000 shares of common stock.

6. Bonus Tied to Revenue. Seng shall be paid a quarterly bonus payment based on the level of revenue generated by the division of the Company for which she is responsible. From the commencement of Seng's employment until the first anniversary of Seng's employment, the quarterly bonus payment shall be equal to 1% of the division's revenues for that quarter. After the first anniversary and until the second anniversary, the quarterly bonus payment shall equal 1.5% of the division's revenues for that quarter. After the second anniversary and until the third anniversary, the quarterly bonus payment shall equal 2% of the division's revenues for that quarter. Thereafter, Seng's quarterly bonus payment shall equal 2.5% of the division's revenues for that quarter.

7. Insurance Benefits. The Company shall provide reasonable medical, life and dental insurance to Seng at no cost to Seng. The Company will reimburse Seng her COBRA payment until she qualifies under the Company's plans.

8. Reimbursement. The Company shall reimburse Seng for normal and customary home office, travel and business expenses as required for execution of the duties of the position and which
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         are subject to reasonable verification. The Company shall also pay for or reimburse Seng for travel, including round trip airfare and rental car, to the Tampa, Florida area two weekends, each month during the period in which Seng will be working in the Tulsa area full time.

9. Apartment. The Company shall provide a furnished apartment to Seng in the Tulsa, Oklahoma area for a period of up to six (6) months following the commencement of Seng's employment, which will be used while the position requires Seng's full-time presence at the Company's offices in Broken Arrow, Oklahoma.

10. Vacation. The Company shall provide four (4) weeks of paid vacation to Seng per year.

11. Computer Equipment. The Company shall provide Seng computer equipment as required by her home office and commuting needs.

12. Termination For Cause. In the event that the Company terminates Seng's employment with cause, the Company will pay Seng her salary through the date of termination and the Company shall have no further obligation hereunder.

13. Termination Without Cause. In the event the Company terminates Seng's employment without cause, the Company shall pay to Seng an amount equal to one years annual salary and the Company shall have no further obligation hereunder.

14. Other Benefits. The Company shall provide other benefits including, but not limited to, holidays and sick leave, which are customarily provided to employees of the Company.



HEARTSOFT, INC.

By:  /s/ Benjamin P. Shell
     ---------------------------------
     Benjamin Shell, Executive Officer


Approved and accepted this 7th Day of September, 1999.
                           ---

     /s/ Juanita L. Seng
     ---------------------------------
     Nita Seng